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                     February 23, 2023

       Jason Trevisan
       Chief Executive Officer
       CarGurus, Inc.
       2 Canal Park
       4th Floor
       Cambridge, MA 02141

                                                        Re: CarGurus, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 001-38233

       Dear Jason Trevisan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Javier Zamora